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                                                                       EXHIBIT 5





                                January 17, 1995



Securities and Exchange Commission
Washington, D.C. 20549

         RE:     Merger of OMNIBANCORP with and into KeyCorp

Ladies and Gentlemen:

         I am Senior Vice President and Senior Managing Counsel of KeyCorp Management Company, an affiliate of KeyCorp. I have acted as counsel to KeyCorp in connection with the merger of OMNIBANCORP ("OMNI") with and into KeyCorp (the "Merger"), pursuant to a Plan of Merger by and between OMNI and KeyCorp, dated as of August 31, 1994 (as amended, the "Merger Agreement").
This opinion is furnished to you in connection with a Registration Statement on Form S-4 of KeyCorp (the "Registration Statement") with respect to a maximum of 4,313,198 common shares of KeyCorp, par value $1.00 per share (the "Common Shares"), to be issued in connection with the Merger.

         In connection with this opinion, I have made such investigations of law and fact as I have deemed necessary and appropriate for the purpose of this opinion and have examined the Merger Agreement (and exhibits thereto), the Registration Statement (and exhibits thereto) as filed with the Securities and Exchange Commission, as well as KeyCorp s Amended and Restated Articles of Incorporation and Regulations, and relevant corporate records. In addition, I have made such investigations and reviewed such other documents as I have deemed necessary or appropriate for the purpose of this opinion. In making such examinations, I have assumed the authenticity of all original documents and records, the conformity of all documents and records submitted to me as conformed copies or photocopies of original documents, and the capacity to sign and genuiness of all signatures.

         Based upon the foregoing and legal matters that I deem relevant, I am of the opinion that the Common Shares, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid, and non-assessable.
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Securities and Exchange Commission
January 17, 1995
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         The information set forth herein is as of the date hereof.  I assume no obligation to advise you of changes that may hereafter be brought to my attention. This opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and I do not opine with respect to any law, regulation, rule, or governmental policy that may be enacted or adopted after the date hereof, nor do I assume any responsibility to advise you of future changes in my opinion.

         This opinion is solely for your information in connection with the transaction contemplated by the Merger Agreement and is not to be quoted in whole or in part or otherwise referred to in any of KeyCorp s financial statements or other public release. This letter may not be relied upon by any other person or for any other purposes whatsoever.

                                           Very truly yours,


                                           /s/ Steven N. Bulloch
                                           -------------------------
                                           Steven N. Bulloch
                                           Senior Vice President and
                                           Senior Managing Counsel